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                                                                    EXHIBIT 99.5

                                IMRE CORPORATION
                        INCENTIVE STOCK OPTION AGREEMENT

         THIS AGREEMENT dated as of [D] by and between IMRE Corporation, a Delaware corporation (the "Company"), and [GRANTEE], (the "Grantee");

         WHEREAS, the Board of Directors of the Company has determined to grant to Grantee the stock options provided for in this Agreement, on the terms and conditions set forth below:

         NOW, THEREFORE, the parties agree as follows:

         1. The company hereby grants to Grantee an option (the "Option") to purchase all or part of [SHARES] shares (the "Shares") of Common Stock of the Company, $.02 par value (the "Common Stock"), for cash at a price of [PRICE] per Share.

              The Option shall be exercisable with respect to the number of Shares set forth below on and after the respective date(s) indicated:

                       Number of Shares               Date
                       ----------------               ----

                            [NUM]                     [DT]

The Option shall remain exercisable (except as provided in Paragraphs 4 and 5) as to all of such Shares until and including the [ANN] anniversary of the date of this Agreement, provided that Grantee is then and has continuously been an employee of the Company subject, however, to the provisions of Paragraphs 4 and
5. The Option may be exercised at any time after the above exercise date(s) until the expiration or termination of the Option, except that any Grantee who is subject to Section 16(b) of the Securities Exchange Act of 1934 (the "1934 Act") may not exercise at any time except during the period beginning on the third business day following the date of release of the Company's quarterly or annual financial statements and ending on the twelfth business day following such date in accordance with Rule 16b-3 under the 1934 Act.

         2. The term of the Option shall expire on [EXPIRE], the [ANN] anniversary of the date of this Agreement, unless such Option had been previously terminated in accordance with the provisions set forth in this document.

         3. The Option may be exercised by written notice delivered to the Company (Attention: Corporate Secretary) stating the number of shares with respect to which the Option is then being exercised, together with cash in the amount of the purchase price of such Shares, and the written statement provided for the Paragraph 7, if required by said


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Paragraph 7. The Option may not be exercised to purchase fractional Shares or less than ten whole Shares.

         4. If Grantee shall cease to be employed by the Company for any reason other than his/her death, Grantee shall have the right, at any time within 30 (thirty) days after such cessation of such retention, to exercise the Option only to the extent of the exercisable rights, if any, which had accrued as of the date of such cessation; provided, that all rights under this Option Agreement shall expire in any event on the day specified in Paragraph 2.

         5. The Option shall not be assignable or transferable except by will or by the laws of descent and distribution and shall, during Grantee's lifetime, be exercisable only by Grantee. If Grantee should die while employed by the Company or during the 30-day period referred to in Paragraph 4, the person or persons to whom Grantee's rights under the Option shall have passed by will or by the laws of descent and distribution shall have the right, at any time within 3 (three) months after the date of Grantee's death, to exercise the Option to the same extent as Grantee might have done on the date of his/her death; provided that all rights under this Option shall expire in any event on the day specified in Paragraph 2.

         6. Grantee shall have no rights or privileges incident to stock ownership as to any Shares covered by the Option until the date of issuance to him/her of a stock certificate or certificates covering such Shares. No dividends will be paid or other rights distributed to Grantee as to which the record date is prior to the date such stock certificate or certificates are issued.

         7. Grantee represents and agrees that if he/she exercises the Option in whole or in part, at a time when (i) there is not in effect a registration statement under the Securities Act of 1933 (the "Act"), as amended, covering the exercise of the Option and permitting the resale to the public of the Shares purchased or received thereby or (ii) if required, there is not available for delivery a prospectus meeting the requirements of Section 10(a)(3) of the Act,
(a) that the Shares acquired are being acquired for investment and not with a view to the distribution thereof, (b) that such Shares acquired may not be sold unless registered for sale under the Act or pursuant to an exemption from such registration, and (c) that the certificates evidencing such Shares will bear a legend to the effect of clauses (a) and (b). Grantee further agrees that upon such exercise of the Option if requested by the Company, he/she will furnish to the Company a signed Certificate of Investment Intent to the effect set forth in clauses (a) through (c) of this paragraph, in such form as may be satisfactory to the Company. Any person or persons entitled to exercise the Option under the provisions of Paragraph 5 shall, upon each exercise of the Option, furnish to the Company a written statement to the same effect, satisfactory to the Company in form and substance.


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         8.   In the event of any changes in the outstanding Common Stock by reason of a stock dividend, recapitalization, merger, consolidation, split-up, combination, exchange of shares, or the like, the number and class of shares subject to the Option and/or the exercise price thereof shall be appropriately adjusted by the Board of Directors of the Company, whose determination shall be conclusive, and if, in connection with any merger, consolidation, or sale or transfer by the Company of substantially all of its assets, the Option is not assumed by the surviving corporation or the purchaser, the date of termination of the Option, and the date on which any portion of the Option not then exercisable may be exercised, shall be advanced to a date to be fixed by the Board of Directors, which date shall be not more than 15 (fifteen) days prior date to such merger, consolidation, or sale or transfer.

         IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the date first above written


                                            IMRE CORPORATION


                                            By:
                                               ---------------------------------
                                               Chief Executive Officer



                                            GRANTEE



                                            ------------------------------------
                                            Signature of Grantee


                                            ------------------------------------
                                            Name of Grantee


                                            ------------------------------------
                                            Address of Grantee


                                            ------------------------------------



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